                                            REGISTRATION STATEMENT NO. NO. 333 -
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   CONNECTICUT
         (State or other jurisdiction of incorporation or organization)
                I.R.S. Employer Identification Number: 06-0566090

                 One Cityplace, Hartford, Connecticut 06103-3415
                                 (860) 308-1000
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                             James L. Lipscomb, Esq.
                  Executive Vice President and General Counsel
                    MetLife Insurance Company of Connecticut
                One Cityplace, Hartford, Connecticut 06103-3415,
                                 (860) 308-1000
            (Name, Address, including Zip Code, and Telephone Number,
                    inculding Area Code of Agent for Service)

                                    ---------

                                   COPIES TO:
                              STEPHEN E. ROTH, ESQ.
                             MARY E. THORNTON, ESQ.
                         SUTHERLAND ASBILL & BRENNAN LLP
                          1275 PENNSYLVANIA AVENUE, NW
                              WASHINGTON, DC 20004

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein also relates to Registration

Statement No. 333-49462.

CALCULATION OF REGISTRATION FEE


                                                                  PROPOSED MAXIMUM              PROPOSED        AMOUNT OF
TITLE OF SECURITIES                               AMOUNT TO BE            OFFERING     MAXIMUM AGGREGATE     REGISTRATION
TO BE REGISTERED                                 REGISTERED((1))    PRICE PER UNIT     OFFERING PRICE((1))         FEE((2))
                                                --------------    ----------------    ------------------    -------------
Fixed Account Option Available with
  CertainVariable Annuity Contracts             $  139,000,000      Not Applicable    $      139,000,000    $           0
                                                --------------    ----------------    ------------------    -------------



(1) The amount being registered and the maximum aggregate offering price are estimated solely for the purpose of determining the registration fee. The proposed maximum offering price per share unit is not applicable in that these contracts are not issued in predetermined amounts or units.

(2) Pursuant to Rule 429 under the Securities Act of 1933, the filing fee is offset by the filing fee previously paid in connection with the Form S-2 (File No. 333-49462, initially filed December 21, 2000, by The Travelers Life and Annuity Company.)

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                         REGISTERED FIXED ACCOUNT OPTION

                                    ISSUED BY

                 METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT

    SUPPLEMENT DATED DECEMBER 7, 2007, TO THE PROSPECTUS DATED APRIL 30, 2007

This supplement updates information in, and should be read in conjunction with, the prospectus dated April 30, 2007, describing the registered fixed account option ("Fixed Account Option") that was originally issued by MetLife Life and Annuity Company of Connecticut ("MLAC"). You can obtain a copy of the April 30, 2007 prospectus by writing to MetLife Insurance Company of Connecticut, One Cityplace, 185 Asylum Street, Hartford, Connecticut 06103-3415.

                                     MERGER

On December 7, 2007, MLAC merged with and into MetLife Insurance Company of Connecticut (the "Company"). Upon consummation of the merger, MLAC's separate corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLAC. As a result of the merger, the Company also became responsible for all of MLAC's liabilities and obligations, including those relating to the Fixed Account Option issued by MLAC. The Company thereby has become the issuer of the Fixed Account Option. Thus, all references in the April 30, 2007 prospectus to "MetLife Life and Annuity Company of Connecticut," to the "Company," or to the "issuing company" refer exclusively to MetLife Insurance Company of Connecticut.

The merger will not affect the provisions of, and the rights and obligations under, the Fixed Account Option. The Company does not expect the merger to dilute or otherwise adversely affect the economic interests of, or to have any tax consequences on, investors in the Fixed Account Option.

                                    * * * * *

The following information replaces the first sentence of the first paragraph on page 1 of the prospectus.

     The Fixed Account Option described in this prospectus is available only in conjunction with certain group variable annuity contracts (the "Contracts" and/or the "Certificates") issued by MetLife Insurance Company of Connecticut (the "Company") and funded by MetLife of CT Separate Account QP for Variable Annuities, MetLife of CT Separate Account Five for Variable Annuities or MetLife of CT Separate Account Six for Variable Annuities (the "Separate Account").

The following information replaces the fourth paragraph on page 1 of the prospectus.

     The Fixed Account Option, the Contracts and Certificates are issued by the Company, which is located at One Cityplace, 185 Asylum Street, Hartford, Connecticut 06103-3415. The telephone number is 1-800-874-1225. MetLife Investors Distribution Company, 5 Park Plaza, Suite 1900, Irvine, CA 92614, is the principal underwriter and distributor of the Contracts and Certificates.

The following information replaces the first three sentences of the second paragraph on page 5 of the prospectus.

MetLife Insurance Company of Connecticut ("we" or the "Company") issues the contracts.

The following information replaces the disclosure under the heading "The Insurance Company" on page 6 of the prospectus.

     THE INSURANCE COMPANY

     MetLife Insurance Company of Connecticut (the "Company") is a stock insurance company chartered in 1863 in Connecticut and has been continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands, and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

The following information should be added as a third paragraph under the heading "The Fixed Account Option" on page 6 of the prospectus.

     Before December 7, 2007, the Contracts, Certificates, and the Fixed Account Option were issued by MetLife Life and Annuity Company of Connecticut ("MLAC"), a stock life insurance company chartered in 1973 in Connecticut. On December 7, 2007, MLAC, a wholly-owned subsidiary of the Company and an indirect, wholly-owned subsidiary of MetLife, Inc., merged with and into the Company. Upon consummation of the merger, MLAC's corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLAC. As a result of the merger, the Company also has become responsible for all of MLAC's liabilities and obligations, including those relating to the Fixed Account Option, and thereby has become the issuer of the Fixed Account Option.

The following information should replace the second, third, and fourth paragraphs under the heading "Incorporation of Certain Documents by Reference" on page 14 of the prospectus.

     The Company's latest annual report on Form 10-K has been filed with the Commission and is incorporated by reference into this prospectus. The Form 10-K for the period ended December 31, 2006, contains additional information about the Company, including consolidated audited financial statements for the Company's latest fiscal year. The Company filed its Form 10-K on April 2, 2007, via EDGAR File No. 33-03094. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (such as quarterly and periodic reports) or proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year ending December 31, 2006, also are incorporated by reference into this prospectus.

     There have been no material changes in the Company's affairs that have occurred since the end of the latest fiscal year for which consolidated audited financial statements were included in the latest Form 10-K or which have not been described in the most recent Form 10-Q or Form 8-K filed by the Company under the Exchange Act.

     If requested, the Company will furnish, without charge, a copy of any and all of the reports and documents that have been incorporated by reference into this prospectus. You may direct your requests to the Company at One Cityplace, 185 Asylum Street, Hartford, Connecticut 06103-3415, or by calling 1-800-874-1225. You also can access the incorporated reports and other documents at www.metlife.com.

Under the heading "Experts," the subheading "MetLife Life and Annuity Company of Connecticut (formerly, The Travelers Life and Annuity Company)" and the two paragraphs under that heading should be deleted.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT

                       METLIFE RETIREMENT ACCOUNT ANNUITY

                METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT
                        REGISTERED FIXED ACCOUNT OPTION

                       SUPPLEMENT DATED OCTOBER 18, 2007
                                     TO THE
               PROSPECTUSES DATED APRIL 30, 2007, AS SUPPLEMENTED

This supplements the information contained in each Prospectus for the Variable Annuity Contracts listed above. This Supplement should be read in its entirety and kept together with the Prospectus for future reference.

Recently, the IRS announced new regulations affecting 403(b) plans and arrangements. As part of these regulations, employers will need to meet certain requirements in order for their employees' annuity contracts that fund these programs to retain a tax deferred status under 403(b). These regulations are generally effective January 1, 2009. Prior to the new rules, transfers of one annuity contract to another would not result in a loss of tax deferred status under 403(b) under certain conditions (so-called "90-24 transfers"). The new regulations have the following effect regarding transfers: (1) a newly issued contract funded by a transfer which is completed AFTER September 24, 2007, is subject to the employer requirements referred to above; (2) additional purchase payments made AFTER September 24, 2007, to a contract that was funded by a 90-24 transfer ON OR BEFORE September 24, 2007, MAY subject the contract to this new employer requirement.

If your Contract/Certificate was issued previously in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments.



Books 21 and 29                                                    October 2007

                             METLIFE TARGET MATURITY
                         REGISTERED FIXED ACCOUNT OPTION

                            DEFERRED ANNUITY CONTRACT
                              FIXED ACCOUNT OPTION

                                    Issued By

                 METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT

      SUPPLEMENT DATED JUNE 29, 2007, TO PROSPECTUSES DATED APRIL 30, 2007

This supplement updates prospectuses dated April 30, 2007, that describe the deferred annuity contract and the registered fixed account option (collectively, "Contracts" and/or "Certificates") listed above that were originally issued by MetLife Life and Annuity Company of Connecticut ("MLAC"). Please read this supplement carefully and keep it for future reference.

                                     MERGER

Subject to regulatory approvals and tax rulings, the company that issued your Contract or Certificate, MLAC, will merge with and into MetLife Insurance Company of Connecticut ("MetLife of CT") on or about December 7, 2007. (MetLife of CT is described in the Prospectus for your Contract or Certificate.) Upon consummation of the merger, MLAC's separate corporate existence will cease by operation of law, and MetLife of CT will assume legal ownership of all of the assets of MLAC, including those relating to the deferred annuity contract and the registered fixed account option issued by MLAC. As a result of the merger, MetLife of CT also will become responsible for all of MLAC's liabilities and obligations, including those created under the Contracts and/or Certificates. MetLife of CT will become the issuer of the Contracts and/or Certificates, and each Contract owner or Certificate owner will become a contract owner or certificate owner of MetLife of CT. The merger will not affect the provisions of, and the rights and obligations under, the Contracts and/or Certificates. MetLife of CT does not expect the merger to dilute or otherwise adversely affect the economic interests of Contract owners or Certificate owners, or to have any tax consequences on Contract owners or Certificate owners.

                                    * * * * *

Inquiries from Contract owners or Certificate owners should be directed to MetLife of CT at One Cityplace, 185 Asylum Street, Hartford, Connecticut, 06103-3415, or by calling 1-800-599-9460 (MetLife Target Maturity) or 1-800-874-1225 (Registered Fixed Account Option).

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                 METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT



                         REGISTERED FIXED ACCOUNT OPTION

                         FOR USE WITH ANNUITY CONTRACTS




The Fixed Account Option described in this prospectus is available only in conjunction with certain group variable annuity contracts (the "Contracts" and/or "Certificates") issued by MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut (each, a "Company") and funded by MetLife of CT Separate Account QP for Variable Annuities, MetLife of CT Separate Account Five for Variable Annuities or MetLife of CT Separate Account Six for Variable Annuities (the "Separate Account"). The Company may, in the future, offer the Fixed Account option to additional contracts funded through other separate accounts. The specific features of the Contract and the Separate Account are disclosed in greater detail in the Contract prospectus. Where permitted by state law, we reserve the right under MetLife Retirement Account contracts to restrict purchase payments into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum Guaranteed Interest Rate specified under your Contract.

The group annuity contracts may be issued to Contract Owners on an unallocated or allocated basis.

This prospectus explains:

     -    the Fixed Account Option

     -    MetLife Insurance Company of Connecticut

     -    MetLife Life and Annuity Company of Connecticut

     -    the Interest Rates

     -    Transfers to and from the Fixed Account Option

     -    Surrenders

     -    Market Value Adjustment

     -    other aspects of the Fixed Account Option

Your Contract is issued by either MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut. MetLife Life and Annuity Company of Connecticut does not solicit or issue insurance products in the State of New York. Refer to your Contract for the name of your issuing company. Both companies are located at One Cityplace, 185 Asylum Street, Hartford, Connecticut 06103-3415. Telephone Number, 1-800-874-1225. MetLife Investors Distribution Company, 5 Park Plaza, Suite 1900, Irvine, CA 92614, is the principal underwriter and distributor of the Contracts.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                         PROSPECTUS DATED APRIL 30, 2007

                                TABLE OF CONTENTS

Glossary of Special Terms...............      3
Summary.................................      5
The Insurance Company...................      6
The Fixed Account Option................      6
  The Accumulation Period...............      6
     Purchase Payments..................      6
     Declared Interest Rates of the
       Initial and Subsequent Renewal
       Periods..........................      7
     Cash Values........................      7
     The Annuity Contract and Your
       Retirement Plan..................      7
Transfers...............................      8
  Transfers from the Fixed Account......      8
  Transfers to the Fixed Account........      8
Surrenders..............................      8
  General...............................      8
  Payment of Full or Partial
     Surrenders.........................      9
  Contract Termination..................      9
  Market Value Adjustment...............      9
  Annuity Period........................     11
  Misstatement..........................     11
Investments by the Company..............     12
Distribution of the Contracts...........     12
Federal Income Tax Considerations.......     14
  Taxation of the Company...............     14
  Information Regarding the Contracts...     14
Incorporation of Certain Documents by
  Reference.............................     14
Experts.................................     15

                            GLOSSARY OF SPECIAL TERMS

ACCUMULATION PERIOD: The period before annuity payments begin.

ANNUITANT: A Participant on whose life Annuity payments are to be made under a contract.

ANNUITY: Payment of income for a stated period or amount.

ANNUITY COMMENCEMENT DATE: The date on which Annuity payments are to begin.

ANNUITY PERIOD: The period during which Annuity payments are made.

CASH SURRENDER VALUE: The Cash Value less any amounts deducted upon surrender, any applicable premium tax and any outstanding loans.

CASH VALUE: The Purchase Payment(s) plus all interest earned, minus all surrenders, charges and applicable premium taxes previously deducted.

CERTIFICATE ANNIVERSARY: Each anniversary of the Certificate Date.

CERTIFICATE DATE: The date an individual Certificate of Participation is issued under a group contract.

CERTIFICATE YEAR: Each 12-month period beginning with the date an individual certificate of participation is issued under a group Contract.

COMPANY (WE, US, OUR): MetLife Insurance Company of Connecticut or the MetLife Life and Annuity Company of Connecticut, depending on the state where your Contract is issued.

COMPETING FUND: Any investment option under the Plan, which in our opinion, consists primarily of fixed income securities and/or money market instruments.

CONTRACT ANNIVERSARY: Each anniversary of the Contract Date.

CONTRACT/CERTIFICATE VALUE: The amount of all purchase payments, plus any applicable credits, plus or minus any investment experience or interest.

CONTRACT DATE: The date shown on the Contract specifications page on which the Contract is issued.

CONTRACT OWNER: The employer, individual or entity owning the contract.

CONTRACT YEAR: Each 12-month period beginning with the effective date of the contract.

DECLARED INTEREST RATE(S): One or more rates of interest which may be declared by the Company. Such rates will never be less than the Guaranteed Interest Rate stated in the contract and may apply to some or all of the values under the Fixed Account Option for periods of time determined by the Company.

FIXED ACCOUNT OPTION: An annuity option which does not vary with the investment experience of a Separate Account as described in this Prospectus.

GENERAL ACCOUNT: The General Account of the Company that holds values attributable to the Fixed Account Option.

GUARANTEE PERIOD: The period between the initial Premium Payment or Renewal Date and the Maturity Date during which a Guaranteed Interest Rate is credited.

HOME OFFICE: MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut (sometimes referred to as the "Company") located at One Cityplace, Hartford, Connecticut 06103-3415.

IN WRITING: A written form satisfactory to us and received at our Home Office.

MARKET VALUE ADJUSTMENT: The Market Value Adjustment reflects the relationship, at the time of surrender, between the rate of interest credited to funds on deposit under the Fixed Account Option at the time of discontinuance to the rate of interest credited on new deposits at the time of discontinuance.

MARKET ADJUSTED VALUE: The value of funds held in the Fixed Account Option increased or decreased by the Market Value Adjustment.

PARTICIPANT: An eligible person who is a member in a tax qualified Plan under Sections 401, 403(b) or 457 of the Internal Revenue Code of 1986, as amended (the "Code"), or a nonqualified deferred Compensation Plan.

PARTICIPANT'S INDIVIDUAL ACCOUNT: An account to which amounts are credited to a Participant or Beneficiary under the contract.

PREMIUM TAX: A tax charged by a state or municipality on premiums, Purchase Payments or contract values.

PURCHASE PAYMENT: The premium payment applied to the Contract.

SALES CHARGE: Any applicable surrender charge or contingent deferred sales charge, as defined in the Contract.

SEPARATE ACCOUNT: MetLife of CT Separate Account QP for Variable Annuities ("Separate Account QP"), MetLife of CT Separate Account Five for Variable Annuities ("Separate Account Five") or MetLife of CT Separate Account Six for Variable Annuities ("Separate Account Six").

SEPARATE ACCOUNT OPTION: A Funding option available under your Contract, the value of which varies with the investment experience of the underlying mutual fund.

YOU, YOUR: "You", depending on the context, may be the Participant or the Contract Owner and a natural person, a trust established for the benefit of a natural person, a charitable remainder trust, or a plan (or the employer purchaser who has purchased the Contact on behalf of the plan).

                                     SUMMARY

This prospectus describes the Fixed Account Option available as a companion contract with variable annuity contracts of Separate Account QP (Gold Track and Gold Track Select Contracts), Separate Account Five or Separate Account Six (MetLife Retirement Account Contracts). The contracts are used with:

     -    qualified pension and profit-sharing plans

     - tax-deferred annuity plans (for public school teachers and employees and employees of certain other tax-exempt and qualifying employers)

     - deferred compensation plans of state and local governments and nonqualified deferred compensation plans

     -    individual retirement accounts

MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut ("we" or the "Company") issues the contracts. MetLife Life and Annuity Company of Connecticut does not solicit or issue insurance products in the State of New York. Refer to your Contract for the name of your issuing company. Purchase Payments made under the contracts and directed to the Fixed Account Option become a part of the Company's General Account. Purchase Payments may also be allocated to one or more Separate Account Options. The variable annuity contract and underlying mutual funds are described in separate prospectuses. Please read all prospectuses carefully.

During the Accumulation Period, the Fixed Account Option provides for Purchase Payments to be credited with an initial interest rate for a 12-month period. We guarantee that the initial credited interest rate will never be less than the minimum interest rate permitted under state law. The initial interest rate will be declared quarterly for Gold Track and Gold Track Select Contracts issued in connection with plans established under Section 401, Section 457, and certain plans established under Section 403(b) of the Code. The initial interest rate will be declared monthly for all MetLife Retirement Account Contracts and for Gold Track Contracts issued in connection with combination plans established pursuant to Sections 403 (b) /401 and certain contracts issued in connection with Section 403(b) plans.

At the end of the 12-month guarantee period, a renewal interest rate will be determined by the Company. We guarantee that the renewal interest rate will never be less that the minimum interest rate permitted under state law. At the end of the initial guarantee period, the first renewal rate will be guaranteed to the end of the calendar year. The second and all subsequent renewal rates will be declared each January 1 thereafter, and will be guaranteed through December 31 of that year. The rates of interest credited will affect a contract or account's Cash Value. (See "Cash Values".) Such rates may also be used to determine amounts payable upon termination of the contracts. (See
"Surrenders -- Contract Termination".)

The Company may offer the Fixed Account Option with guaranteed rates that are declared on a calendar quarterly basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of the calendar quarter, the Company will declare a new guarantee rate that will be applied to all new Purchase Payments allocated to the Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Fixed Account Option.

Generally, the Company intends to invest assets directed to the Fixed Account Option in investment-grade securities. The Company has no specific formula for determining the initial interest rates or renewal interest rates. However, such a determination will generally reflect interest rates available on the types of debt instruments in which the Company intends to invest the amounts directed to the Fixed Account Option. In addition, the Company's management may also consider various other factors in determining these rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. (See "Investments by the Company".)

The Contract Owner or Participant, if so authorized, may, during the Accumulation Period, direct all or a portion of a contract or account's Cash Value under the Fixed Account Option to one or more of the investment options of the Separate Account. No Sales Charges will be deducted on such transfers. However, there are restrictions which may limit the amount that may be so directed and transfers may be deferred in certain cases. (See "Transfers from the Fixed Account".)

Distributions and transfers from the Fixed Account Option are made on a last-in, first-out basis. We will determine the Cash Surrender Value as of the next valuation date after we receive a written request at our Home Office. We reserve the right to defer payment of the Fixed Account Option for up to six months from the date we receive the written request. If a payment is deferred for more than 30 days after we receive the request, we will pay a minimum interest rate on the amount.

                              THE INSURANCE COMPANY

--------------------------------------------------------------------------------

Please refer to your Contract to determine which Company issued your Contract.

MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in the state of Connecticut and has been continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's home office is located at One Cityplace, Hartford, Connecticut 06103-3415.

MetLife Life and Annuity Company of Connecticut is a stock insurance company chartered in 1973 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States (except New York), the District of Columbia and Puerto Rico. The Company is an indirect wholly-owned subsidiary of MetLife, Inc., a publicly traded company. The Company's home office is located at One Cityplace, Hartford, Connecticut 06103-3415.

                            THE FIXED ACCOUNT OPTION

--------------------------------------------------------------------------------

The Fixed Account Option is available only in conjunction with the purchase of a variable annuity contract (Gold Track, Gold Track Select or MetLife Retirement Account; "Gold Track", "Gold Track Select" and "MetLife Retirement Account") issued by the Company. The Contracts are available as individual or group Contracts. Participants under group Contracts are issued Certificates summarizing the provisions of the group Contract. For convenience, we refer to both individual Contract Owners and Participants as Contract Owners. Where permitted by state law, we reserve the right to restrict purchase payments into the Fixed Account Option under your MetLife Retirement Account Contract whenever the credited interest rate on the Fixed Account is equal to the minimum Guaranteed Interest Rate specified under your Contract.

The contracts provide for both an Accumulation Period and an Annuity Period. During the Accumulation Period, the Employee/Trustee may direct Purchase Payments to the Fixed Account (part of the Company's general account). During the Annuity Period, the value of the Annuity Contract is used to purchase Fixed or Variable Annuities. The operation of the Contract during the Annuity Period is described in the Contract prospectus accompanying this prospectus.

THE ACCUMULATION PERIOD

PURCHASE PAYMENTS

During the Accumulation Period, all or a portion of Purchase Payments (less any premium taxes), may be allocated to the Fixed Account Option. We may refuse to accept total purchase payments over $3,000,000.

We accept Purchase Payments made by check or cashier's check. We do not accept cash, money orders or traveler's checks. We reserve the right to refuse purchase payments made via a personal check in excess of $100,000. Purchase payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which we receive a purchase payment may determine how soon subsequent disbursement requests may be fulfilled.

DECLARED INTEREST RATES OF THE INITIAL AND SUBSEQUENT RENEWAL PERIODS

The Fixed Account guarantees an initial interest rate for a 12-month period. For the following contracts we will declare initial interest rates quarterly:

     - Gold Track Select Contracts issued in connection with a plan established under Sections 401, 457 or 403(b) of the Code

     -    Gold Track Contracts for plans established under Sections 401, 457

For the following, we will declare initial interest rates monthly:

     -    MetLife Retirement Account Contracts

     - Gold Track Contracts issued in connection with a plan established under Section 403(b) or combination contracts under Sections 403(b)/401

At the end of the 12-month guarantee period, a renewal interest rate will be determined. The rate will never be less than the minimum interest rate permitted under state law. At the end of the initial guarantee period, the first renewal rate will be guaranteed to the end of that calendar year. The second and all future renewal rates will be declared each subsequent January 1 and guaranteed through December 31 of each year.

The Company may offer the Fixed Account Option with guaranteed rates that are declared on a calendar quarterly basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of the calendar quarter, the Company will declare a new guarantee rate that will be applied to all new Purchase Payments allocated to the Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Fixed Account Option.

The Company has no specific formula for determining the rate(s) of interest that it will declare. Generally, the rates we determine will reflect interest rates available on the types of debt instruments in which we intend to invest the amounts directed to the Fixed Account Option (See "Investments by the Company".) In addition, the Company's management may also consider various other factors in determining interest rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. THE COMPANY'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO ANY DECLARED INTEREST RATES AND ANY INTEREST IN EXCESS OF THE MINIMUM INTEREST RATE ALLOWED UNDER STATE LAW. THE COMPANY CANNOT PREDICT NOR GUARANTEE THE RATES OF ANY FUTURE DECLARED INTEREST IN EXCESS OF THE MINIMUM RATE.

CASH VALUES

We will credit amounts held under the Fixed Account Option with interest. The minimum Guaranteed Interest Rate will never be lower than the minimum rate permitted under state law. Interest is credited daily. Purchase Payments (other than the initial Purchase Payment) are allocated to the Fixed Account Option as of the close of the business day on which we receive the Purchase Payment at the Home Office. Therefore, Purchase Payments begin earning interest the day after we receive the Purchase Payment in good order.

                  THE ANNUITY CONTRACT AND YOUR RETIREMENT PLAN

--------------------------------------------------------------------------------

If you participate through a retirement plan or other group arrangement, the Contract may provide that all or some of your rights or choices as described in this Prospectus are subject to the plan's terms. For example, limitations on your rights may apply to purchase payments, withdrawals, transfers, loans, the death benefit and pay-out options.

The Contract may provide that a plan administrative fee will be paid by making a withdrawal from your Contract/Certificate Value. Also, the Contract may require that you or your beneficiary obtain a signed authorization from your employer or plan administrator to exercise certain rights. We may rely on your employer's or plan administrator's statements to us as to the terms of the plan or your entitlement to any amounts. We are not a party to your employer's retirement plan. We will not be responsible for determining what your plan says. You should consult the Contract and plan document to see how you may be affected.

                                    TRANSFERS

--------------------------------------------------------------------------------

No transfers are allowed between the Fixed Account Option and any Competing
Fund.

Where permitted by state law, we reserve the right to restrict transfers from the Separate Account options in a MetLife Retirement Account Contract into the Fixed Account Option whenever the credited interest rate on the Fixed Account is equal to the minimum Guaranteed Interest Rate specified under your Contract.

The charges for transfers are described in the Contract prospectus which accompanies this prospectus. No Sales Charges apply when a transfer is made.

Amounts previously transferred from the Fixed Account Option to the Separate Account Options may not be transferred back to the Fixed Account Option or any Competing Fund for a period of at least 3 months from the date of the transfer. The Company may eliminate this restriction in circumstances where Guaranteed Interest Rates on the Fixed Account Option are declared and credited on a quarterly basis.

TRANSFERS FROM THE FIXED ACCOUNT

The Contract Owner may transfer amounts in the Fixed Account Option to one or more of the Separate Account Options subject to the Competing Fund restrictions described in your Contract. All transfers will be made on a last-in, first-out basis. That is, the money most recently deposited or transferred into the account will be transferred or surrendered first.

We reserve the right to limit transfers from the Fixed Account in any calendar year to 20% of the Contract/Certificate Cash Value in the Fixed Account Option as of the end of the preceding Contract/Certificate year. (See also "Surrenders.")

TRANSFERS TO THE FIXED ACCOUNT

METLIFE RETIREMENT ACCOUNT CONTRACTS

The Contract Owner may transfer amounts in the Separate Account Options to the Fixed Account Option subject to the Competing Fund restrictions described in your Contract. In addition, amounts previously transferred from a Competing Fund to a Separate Account Option which is not a Competing Fund may not be transferred to the Fixed Account Option for a period of at least 3 months from the date of transfer.

If the Contract Owner selects the Optional Death Benefit and Credit under the Contract, the following additional restrictions apply:

     - Purchase Payments allocated to a Separate Account Option which is not a Competing Fund may not be transferred to the Fixed Account for a period of at least 3 months from the date of the Purchase Payment.

     - If a Purchase Payment has been made within the last five Contract/Certificate Years, transfers from the Separate Account Options to the Fixed Account Option may not exceed 20% per year of the Contract/Certificate Value in the Separate Account Options on the Contract/Certificate Anniversary.

GOLD TRACK AND GOLD TRACK SELECT CONTRACTS

Values held in a Separate Account Option may be transferred to the Fixed Account Option at any time subject to any Competing Fund restrictions which may apply.

                                   SURRENDERS

--------------------------------------------------------------------------------

GENERAL

Subject to the termination provisions described below, the Contract Owner may request a full or partial surrender of Cash Values at any time from the Fixed Account Option.

We may withhold payment of Cash Surrender Value or Participant's loan proceeds if any portion of those proceeds would be derived from a Contract Owner's check that has not yet cleared (i.e., that could still be dishonored by your banking institution). We may use telephone, fax, Internet or other means of communications to verify that payment from the Contract Owner's check has been or will be collected. We will not delay payment longer than necessary for us to verify that payment has been or will be collected. Contract Owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.

PAYMENT OF FULL OR PARTIAL SURRENDERS

In the event of a partial surrender from the Fixed Account Option, we will pay the requested value less any applicable Sales Charges. All partial surrenders will be made on a last-in, first-out basis. If an allocated account is surrendered for reasons other than contract termination, we will pay the Cash Value, less any outstanding loan surrenders not previously deducted, less any Premium Tax, the administrative charge, and any Sales Charges, as applicable. PLEASE CONSULT THE ACCOMPANYING VARIABLE ANNUITY CONTRACT PROSPECTUS FOR ANY APPLICABLE SALES CHARGES.

CONTRACT TERMINATION

If the Contract is discontinued, no further Purchase Payments or transfers will be allowed. On the date we receive a written request to terminate the Contract, or within 31 days after we notify you of our intent to terminate the Contract, any amounts transferred from the Fixed Account Option to the Separate Account Options during the 30 days before the date of discontinuance will be transferred back to the Fixed Account Option.

If the Contract is discontinued because of Plan termination due to the dissolution or liquidation of the employer under US Code Title 11 procedures, the Cash Surrender Value will be distributed directly to the employees entitled to share in such distributions pursuant to the plan. Distribution may be in the form of cash payments, annuity options or deferred annuities. This provision does not apply to plans established under Section 457 of the Code.

MARKET VALUE ADJUSTMENT

The following discussion of Market Adjusted Values applies only to Contract Owners who are not individuals.

If the Contract Owner requests a full surrender of the Contract or of all contract values held in the Fixed Account Option for reasons other than listed above; or if the Company discontinues the Contract (in all states other than New York and in New York, if issued prior to April 30, 2007), the Company will determine the Market Adjusted Value of the Fixed Account Option. For Contracts issued in New York on or after April 30, 2007, we will pay the Contract Owner the Cash Value of the Fixed Account Option if the Company discontinues the Contract.

The amount payable to the Contract Owner if a Contract is discontinued may be increased or decreased by the application of the Market Value Adjustment formula. The formula is the following:

    Market Adjusted Value = Cash Value x (1 + RO)/\(5) / (1 + R1 + .0025)/\(5)

    Where:

       RO is the average interest rate credited to amounts in the Fixed Account Option at the time of termination, and

       R1 is the interest rate credited on new deposits for this class of contracts at the time of termination.

FOR CONTRACTS ISSUED IN EVERY STATE EXCEPT NEW YORK:

If, as of the date of discontinuance, the Market Adjusted Value is less than the Cash Value of the Fixed Account Option, the Contract Owner may select one of the payment methods described below:

     1) The Market Adjusted Value (less any applicable Sales Charge) in one lump sum within 60 days of the date of discontinuance, or

     2) The Cash Surrender Value of the Fixed Account Option in installments over a 5-year period. The amount deducted on Surrender, if any, is determined as of the date of discontinuance, and will apply to all installment payments. Interest will be credited to the remaining Cash Value of the Fixed Account Option during this installment Period at a fixed effective annual interest rate of not less than the minimum rate permitted under state law. The first payment will be made no later than 60 days following the Contract Owner's request for surrender or our written notification of our intent to discontinue the Contract. The remaining payments will be mailed on each anniversary of the discontinuance for four years. During that period, no additional surrenders are allowed.

If, as of the date of discontinuance, the Market Adjusted Value is greater than the Cash Value of the Fixed Account Option, the Contract Owner may select one of the payment methods as described below:

     1) The Cash Surrender Value of the Fixed Account Option, in one lump sum within 60 days of the date of discontinuance, or

     2) The Cash Value of the Fixed Account Option in installments over a 5-year period. Interest will be credited to the remaining Cash Value of the Fixed Account Option during this installment period at a fixed effective annual interest rate of not less than the minimum rate permitted under state law. The first payment will be made no later than 60 days following the Contract Owner's request for surrender or our written notification of our intent to discontinue the Contract. The remaining payments will be mailed on each anniversary of the discontinuance for four years. During that period, no additional surrenders are allowed.

ALLOCATED CONTRACTS ISSUED IN NEW YORK PRIOR TO APRIL 30, 2007:

If the Market Adjusted Value is less than the Cash Value of the Fixed Account as of the date of discontinuance, we will pay you the Market Adjusted Value, less any amounts deducted on surrender, less any loans outstanding in one lump sum. This amount will never be less than 90% of the Cash Value of the Fixed Account, less any outstanding loans as of the date of discontinuance. We may defer payment of this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, we will credit interest during the deferred period in the same manner as described in your Contract.

If the Market Adjusted Value is greater than the Cash Value of the Fixed Account as of the date of discontinuance, we will pay the Cash Surrender Value of the Fixed Account as of the date of discontinuance in one lump sum. We may defer payment of this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, we will credit interest during the deferred period in the same manner as described in your Contract.

UNALLOCATED CONTRACTS ISSUED IN NEW YORK PRIOR TO APRIL 30, 2007:

You may select either of the following methods of payout:

     a) LUMP SUM PAYMENT OPTION. If the Market Adjusted Value is less than the Cash Value of the Fixed Account as of the date of the discontinuance, we will pay you the Market Adjusted Value, less any amounts deducted on Surrender, in one lump sum within 60 days of the date of discontinuance. If the Market Adjusted Value is greater than the Cash Value of the Fixed Account as of the date of discontinuance, we will pay you the Cash Surrender Value of the Fixed Account within 60 days of the date of discontinuance.

     b) INSTALLMENT PAYMENT OPTION. We will pay you the Cash Value of the Fixed Account in installments over a 5-year period. Interest will be credited to the remaining Cash Value of the Fixed Account during this installment period at a fixed effective annual interest rate of not less than 1.5% below the net effective rate being credited to the contract on the date of discontinuance. The first payment will be made no later than 60 days following our mailing the written notice to you at the most current address available on our records. The remaining payments will be mailed on each anniversary of the discontinuance date for 4 years. Allowable distributions shown on the Contract Specifications page are not permitted during the 5-year installment period.

FOR CONTRACTS ISSUED IN NEW YORK ON OR AFTER APRIL 30, 2007:

EXCEPT GOLD TRACK SELECT ALLOCATED CONTRACTS ISSUED TO NON-ERISA 403(B) PLANS AND GOVERNMENTAL 457 PLANS SUBJECT TO THE NEW YORK STATE DEFERRED COMPENSATION BOARD RULES AND REGULATIONS:

Upon discontinuance, the Contract Owner may select one of the payment methods described below:

     a) the Market Adjusted Value, less any amounts deducted on surrender, less any loans outstanding in one lump-sum within 60 days of the date of discontinuance. We may defer the payment for this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, interest will continue to be earned during the deferred period in the same manner as described in the Contract; or

     b) the Cash Value of the Fixed Account in installments over a 5 year period. Interest will be credited to the remaining Cash Value of the Fixed Account during this installment period at a fixed effective annual interest rate of not less than 1.5% below the net effective rate being credited to the Contract on the date of discontinuance. The first payment will be made no later than 60 days following the Company's mailing of the written notice of Contract discontinuance to the Contract Owner at the most current address available on the Company's records. The remaining payments will be mailed on each anniversary of the discontinuance date for 4 years. Allowable distributions shown on the Contract Specifications page are not allowed during the 5 year installment period.

GOLD TRACK SELECT ALLOCATED CONTRACTS ISSUED TO NON-ERISA 403(B) PLANS IN NEW YORK ON OR AFTER APRIL 30, 2007:

The formula used in connection with these non-ERISA 403(b) Plans is exactly the same as described above except that the total surrender charge and market value adjustment will not exceed 10% or the Cash Value of the Fixed Account. Additionally on or after the 10(th) Certificate Year, the Market Value will equal the Cash Value.

GOLD TRACK SELECT CONTRACTS ISSUED TO GOVERNMENTAL 457 PLANS SUBJECT TO THE NEW YORK STATE DEFERRED COMPENSATION BOARD RULES AND REGULATIONS ON OR AFTER APRIL 30, 2007:

We will pay the Cash Value of the Fixed Account in one lump sum to the Contract Owner, or participant if so authorized, no later than 30 days following the date of discontinuance. If we defer payment for 10 working days or more, interest will continue to be earned during the deferred period at the rate required by law or at the rate currently being credited under this Contract, whichever is greater. No surrender charges nor market value adjustment will be assessed against the cash value of the Fixed Account if the Contract is discontinued.

ANNUITY PERIOD

We will normally make annuity payments within fifteen business days after we receive a settlement claim, or any other later specified date. Subsequent payments will be made periodically on the anniversaries of the first payment.

MISSTATEMENT

We may require proof of age of the Owner, beneficiary or Annuitant before making any payments under this Contract that are measured by the Owner's, beneficiary's or Annuitant's life. If the age of the measuring life has been misstated, the amount payable will be the amount that would have been provided at the correct age.

Once Annuity payments have begun, any underpayments will be deducted from or added to the payment or payments made after the adjustment in certain states, we are required to pay interest on any underpayments.

The Separate Account contract prospectus describes more fully the Annuity Period and annuity options under the Contracts. Please note, however, that annuitization is irrevocable; once fixed Annuity payments have begun, the annuity benefit cannot be surrendered for a lump sum settlement.

RESTRICTIONS ON FINANCIAL TRANSACTIONS

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a Contract Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until the instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

                           INVESTMENTS BY THE COMPANY

--------------------------------------------------------------------------------

We must invest our assets according to applicable state laws regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in Federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. All General Account assets of the Company would be available to meet the Company's guarantee under the Fixed Account Option. The proceeds from the Fixed Account Option will become part of the Company's general assets and are available to fund the claims of all classes of customers of the Company.

In establishing Declared Interest Rates, the Company will consider the yields available on the instruments in which it intends to invest the amounts directed to the Fixed Account Option. The current investment strategy for the Contracts is to invest in investment-grade fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which may be zero coupon securities. While this generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by Federal and state laws.

                          DISTRIBUTION OF THE CONTRACTS

--------------------------------------------------------------------------------

DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT. MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut (together the "Company") have appointed MetLife Investors Distribution Company ("MLIDC") to serve as the principal underwriter and distributor of the securities offered through this prospectus, pursuant to the terms of a Distribution and Principal Underwriting Agreement. Prior to October 20, 2006, the principal underwriter and distributor was MLI Distribution LLC, which merged with and into MLIDC on that date. MLIDC, which is an affiliate of the Company, also acts as the principal underwriter and distributor of other annuity contracts and variable annuity contracts and variable life insurance policies issued by the Company and its affiliated companies. The Company reimburses MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g., commissions payable to retail broker-dealers who sell the Contracts). MLIDC does not retain any fees under the Contracts. MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, CA 92614. It is not anticipated that the merger will have an impact on the distribution of the Contracts or the level of compensation paid in connection with such distribution.

MLIDC is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the National Association of Securities Dealers, Inc. ("NASD").

MLIDC and the Company enter into selling agreements with affiliated and unaffiliated broker-dealers who are registered with the SEC and are members of the NASD, and with entities that may offer the Contracts but are exempt from registration. Applications for the Contract are solicited by registered representatives who are associated persons of such affiliated or unaffiliated broker-dealer firms. Such representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company intends to offer the Contract in all jurisdictions where it is licensed to do business and where the Contract is approved. The Contracts are offered on a continuous basis.

COMPENSATION. Broker-dealers who have selling agreements with MLIDC and the Company are paid compensation for the promotion and sale of the Contracts. Registered representatives who solicit sales of the Contract typically receive a portion of the compensation payable to the broker-dealer firm. The amount the registered representative receives depends on the agreement between the firm and the registered representative. This agreement may also provide for the payment of other types of cash and non-cash compensation and other benefits. A broker-dealer firm or registered representative of a firm may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates.

We generally pay compensation as a percentage of purchase payments invested in the Contract. Alternatively, we may pay lower compensation on purchase payments but pay periodic asset-based compensation based on all or a portion of the Contract/Certificate Value. The amount and timing of compensation may vary depending on the selling agreement but is not expected to exceed 10% of Purchase Payments (if up-front compensation is paid to registered representatives) and up to 2% annually of average Contract/Certificate Value (if asset-based compensation is paid to registered representatives).

The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firm for services the broker-dealer provides in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer, the hiring and training of the broker-dealer's sales personnel, the sponsoring of conferences and seminars by the broker-dealer, or general marketing services performed by the broker-dealer. The broker-dealer may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contracts, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firm or based on the length of time that a Contract Owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firm and its registered representatives to favor the Company's products. The Company and MIDC have entered into preferred distribution arrangements with its affiliate Tower Square Securities, Inc. and as well as with unaffiliated broker-dealer firms. The Company may enter into similar agreements with its other affiliates, Metropolitan Life Insurance Company, MetLife Securities, Inc., Walnut Street Securities, Inc. and New England Securities Corporation. A list of the unaffiliated broker-dealer firms which have entered into such arrangements is available on our website.

SALE OF THE CONTRACTS BY AFFILIATES OF THE COMPANY. The Company and MLIDC may offer the Contracts through retail broker-dealer firms that are affiliates of the Company, including Tower Square Securities, Inc., Metropolitan Life Insurance Company, MetLife Securities, Inc., Walnut Street Securities, Inc. and New England Securities Corporation. The compensation paid to affiliated broker-dealer firms for sales of the Contracts is generally not expected to exceed, on a present value basis, the percentages described above. These broker-dealer firms pay their registered representatives all or a portion of the commissions received for their sales of Contracts; some firms may retain a portion of commissions. The amount the broker-dealer firms pass on to their registered representatives is determined in accordance with their internal compensation programs. These programs may also include other types of cash compensation, such as bonuses, equity awards (such as stock options), training allowances, supplementary salary, financing arrangements, marketing support, medical and other insurance benefits, retirement benefits, non-qualified deferred compensation plans, and other benefits. For registered representatives of certain affiliates, the amount of this additional cash compensation is based primarily on the amount of proprietary products sold and serviced by the representative. Proprietary products are those issued by the Company or its affiliates. The managers who supervise these registered representatives may also be entitled to additional cash compensation based on the sale of proprietary products by their representatives. Because the additional cash compensation paid to these registered representatives and their managers is primarily based on sales of proprietary products, these registered representatives and their managers have an incentive to favor the sale of proprietary products over other products issued by non-affiliates.

MetLife registered representatives, receive cash payments for the products they sell and service based upon a 'gross dealer concession' model. The cash payment is equal to a percentage of the gross dealer concession. For MetLife registered representatives other than those in our MetLife Resources (MLR) Division, the percentage is determined by a formula that takes into consideration the amount of premiums and purchase payments applied to proprietary products that the registered representative sells and services. The percentage could be as high as 100%. (MLR registered representatives receive compensation based upon premiums and purchase payments applied to all products sold and serviced by the representative.) In addition, all MetLife registered representatives are entitled to the additional compensation described above based on sales of proprietary products. Because sales of proprietary products are a factor determining the percentage of gross dealer concessions and/or the amount of additional compensation to which MetLife registered representatives are entitled, they have an incentive to favor the sale of proprietary products. In addition, because their sales managers' compensation is based on the sales made by the representatives they supervise, these sales managers also have an incentive to favor the sale of proprietary products.

The Company's affiliates also offer their registered representatives and their managers non-cash compensation incentives, such as conferences, trips, prizes and awards. Other non-cash compensation payments may be made for other services that are not directly related to the sale of products. These payments may include support services in the form of recruitment and training of personnel, production of promotional materials and similar services.

From time to time, MetLife Associates LLC or Metropolitan Life Insurance Company pays organizations, associations and nonprofit organizations compensation to endorse or sponsor the Company's variable annuity contracts or for access to the organization's members. We or our affiliates may also pay duly licensed individuals associated with these organizations cash compensation for the sales of the Contracts. This compensation may include: the payment of fees, funding their programs, scholarships, events or awards, such as a principal of the year award; leasing their office space or paying fees for display space at their events; purchasing advertisements in their publications; or reimbursing or defraying their expenses. We also retain finders and consultants to introduce MetLife Associates LLC or Metropolitan Life Insurance Company to potential clients and for establishing and maintaining relationships between MetLife Associates LLC or Metropolitan Life Insurance Company and various organizations. We or our affiliates may pay duly licensed individuals associated with these organizations cash compensation for the sales of the Contracts.

                        FEDERAL INCOME TAX CONSIDERATIONS

--------------------------------------------------------------------------------

TAXATION OF THE COMPANY

The Company is taxed as a life insurance company under Part I of Subchapter L of the Code. The assets underlying the Fixed Account Option under the Contracts will be owned by the Company. The income earned on such assets will be the Company's income.

INFORMATION REGARDING THE CONTRACTS

Tax information of the Contracts/Certificates and distributions is briefly described in the accompanying Contract prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

--------------------------------------------------------------------------------

Under the Securities Act of 1933, the Company has filed with the Commission a registration statement (the "Registration Statement") relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits, and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company and the Contracts.

The Company's latest annual report on Form 10-K for both MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut have been filed with the Commission. It is incorporated by reference into this prospectus. The Form 10-K for the period ended December 31, 2006 contains additional information about the Company, including consolidated audited financial statements for the Company's latest fiscal year. MetLife Insurance Company of Connecticut filed its Form 10-K on April 2, 2007 via EDGAR File No. 033-03094. MetLife Life and Annuity Company of Connecticut filed its Form 10-K on March 7, 2007 via EDGAR File No. 033-58677. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (such as quarterly and periodic reports) or proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year ending December 31, 2006 are also incorporated by reference into this prospectus.

There have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which consolidated audited financial statements were included in the latest Form 10-K or which have not been described in a Form 10-Q or Form 8-K filed by the Company under the Exchange Act.

If requested, the Company will furnish, without charge, a copy of any and all of the reports or documents that have been incorporated by reference into this prospectus. You may direct your requests to the Company at One Cityplace, 185 Asylum Street, Hartford, CT 06199-0009. The telephone number is 1-800-874-1225. You may also access the incorporated reports and other documents at www.metlife.com.

You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at (http://www.sec.gov).

                                     EXPERTS

--------------------------------------------------------------------------------

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this Prospectus and the organization of the Company, its authority to issue such Contracts under Connecticut law and the validity of the forms of the Contracts under Connecticut law have been passed on by legal counsel for the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

METLIFE INSURANCE COMPANY OF CONNECTICUT (FORMERLY, THE TRAVELERS INSURANCE COMPANY)

The consolidated financial statements and related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the years ended December 31, 2006 and 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a Transfer Agreement entered into on October 11, 2006 between the Company and MetLife Investors Group, Inc.), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT (FORMERLY, THE TRAVELERS LIFE AND ANNUITY COMPANY)

The consolidated financial statements and related financial statement schedules of MetLife Life and Annuity Company of Connecticut (formerly, "The Travelers Life and Annuity Company") (the "Company") incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2006 and 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of the Company by MetLife Inc. on July 1, 2005 and the application of the purchase method of accounting) as of December 31, 2006 and 2005 (SUCCESSOR) and the related consolidated statements of income, stockholder's equity, and cash flows for the year ended December 31, 2006 (SUCCESSOR) and six months ended December 31, 2005 (SUCCESSOR), and June 30, 2005 (PREDECESSOR) and the financial statement schedules as of December 31, 2006 and 2005 (SUCCESSOR), and for the year ended December 31, 2006 (SUCCESSOR), and six months ended December 31, 2005 (SUCCESSOR) and June 30, 2005 (PREDECESSOR), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements and schedules of MetLife Life and Annuity Company of Connecticut (formerly The Travelers Life and Annuity Company) for the year ended December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                 METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT



                         REGISTERED FIXED ACCOUNT OPTION

                         FOR USE WITH ANNUITY CONTRACTS



Book 29                                                           April 30, 2007

METLIFE INSURANCE COMPANY OF CONNECTICUT
CROSS REFERENCE SHEET
REGISTERED FIXED ACCOUNT OPTION

ITEM NO.   FORM S-1 REGISTRATION ITEM                     LOCATION IN PROSPECTUS
--------   --------------------------                     ----------------------
1          Forepart of the Registration Statement and     Forepart of the Registration Statement and
           Outside Front Cover Page of Prospectus         Cover Page
2          Inside Front and Outside Back Cover Pages of   Front and Back Cover Pages
           Prospectus
3          Summary Information, Risk Factors and Ratio    Summary
           of Earnings to Fixed Charges
4          Use of Proceeds                                The Fixed Account Option
5          Determination of Offering Price                Purchase Price
6          Dilution                                       N/A
7          Selling Security Holders                       N/A
8          Plan of Distribution                           Distribution of the Contracts
9          Description of Securities to be Registered     Summary, The Fixed Accounts Option
10         Interests of Named Experts and Counsel         Experts, Legal Opinion
11         Information with Respect to Registrant         The Insurance Company, Investments by the
                                                          Company
11A        Material Changes
12         Incorporation of Certain Information by        Incorporation of Certain Documents by
           Reference                                      Reference
12A        Disclosure of Commission Position on           See Part II -- Item 14
           Indemnification for Securities Act
           Liabilities
13         N/A                                            N/A

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Estimate of Printing Costs: $4,000

Cost of Independent Registered Public Accounting Firms: $5,600

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's parent, MetLife, Inc. ("MetLife") has secured a Financial Institutions Bond in the amount of $50,000,000, subject to a $5,000,000 deductible. MetLife also maintains Directors' and Officers' Liability insurance coverage with limits of $400 million under which the Registrant and Registrant's underwriter, as well as certain other subsidiaries of MetLife are covered. A provision in MetLife, Inc.'s by-laws provides for the indemnification (under certain circumstances) of individuals serving as directors or officers of certain organizations, including the Depositor and the Underwriter.

Sections 33-770 et seq. inclusive of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is wholly successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation and in all other cases, his conduct was at least not opposed to the best interests of the corporation, and in a criminal case he had no reasonable cause to believe his conduct was unlawful; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

C.G.S. Section 33-778 provides an exclusive remedy; a Connecticut corporation cannot indemnify a director or officer to an extent either greater or lesser than that authorized by the statute, e.g., pursuant to its certificate of incorporation, by-laws, or any separate contractual arrangement. However, the statute does specifically authorize a corporation to procure indemnification insurance to provide greater indemnification rights. The premiums for such insurance may be shared with the insured individuals on an agreed basis.

RULE 484 UNDERTAKKING

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

          None

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

 EXHIBIT
 NUMBER    DESCRIPTION
 -------   -----------
1(a).      Agreement and Plan of Merger dated as of October 20, 2006.
           (Incorporated herein by reference to Exhibit 1(a) to the Registration
           Statement on Form S-1, File No. 333-138472 filed on November 7,
           2006.)


 EXHIBIT
 NUMBER    DESCRIPTION
 -------   -----------
1.         Distribution and Principal Underwriting Agreement. (Incorporated by
           reference to Exhibit 1 to the Registration Statement on Form S-2,
           File No. 333-51800, filed December 14, 2000.)
1(b).      Resolution of Board of Directors of MetLife Insurance Company of
           Connecticut (including Agreement and Plan of Merger) Filed Herewith.

2.         None.

3.         Charter of The Travelers Insurance Company, as amended on October 19,
           1994. (Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form S-2, File No. 033-58677, filed via
           Edgar on April 18, 1995).

3(a).      By-Laws of The Travelers Insurance Company, as amended on October 20,
           1994. (Incorporated herein by reference to Exhibit 3(b) to the Registration Statement Form S-2, File No. 033-58677, filed via Edgar on April 18, 1995).

3(b). Certificate of Amendment of the Charter as Amended and Restated of The Travelers Insurance Company effective May 1, 2006. (Incorporated herein by reference to Exhibit 6(c) to Post-Effective Amendment No.
           14 to The Travelers Fund ABD for Variable Annuities Registration
           Statement on Form N-4, File Nos. 033-65343, filed April 6, 2006.)

4.         Contracts. (Incorporated herein by reference to Exhibit 4 to Pre-
           Effective Amendment No. 1 to the Registration Statement on Form N-4,
           File No. 333-58809, filed on November 3, 1998).

4(a).      Company Name Change Endorsement. (Incorporated herein by reference to
           Exhibit 4(c) to Post-Effective Amendment No. 14 and Amendment 30 to the Registration Statement on Form N-4, File Nos. 033-65339/811-
           07463, filed on April 7, 2006.)

4(a)(i).   Merger Endorsement (6-E48-07) (December 7, 2007). Filed herewith.

5.         Opinion re: Legality of Shares, Including Consent.  Filed Herewith.

8.         None.

9.         None.

10. Master Retail Sales Agreement (MLIDC). (Incorporated herein by reference to Exhibit 3(d) to Post-Effective Amendment No. 16 to
           MetLife of CT Fund ABD II for Variable Annuities to the Registration
           Statement on Form N-4, File No. 033-65339/811-07463 filed April 6,
           2007.)

11.        None.

12.        None.

13.        None.

15.        None.

16.        None.

23.        Consent of Deloitte & Touche LLP, Independent Registered Public
           Accounting Firm. Filed herewith.

23(a).     Consent of Counsel. See Exhibit 5.

24.        Powers of Attorney authorizing Michele H. Abate, Paul G. Cellupica,
           Richard S. Collins, John E. Connolly, Jr., James L. Lipscomb, Gina C.
           Sandonato, Myra L. Saul, and Marie C. Swift to act as signatory for
           Michael K. Farrell, William J. Mullaney, Lisa M. Weber, Stanley J.
           Talbi, and Joseph J. Prochaska, Jr.  Filed herewith.

25.        None.

26.        None.

27.        None.


(b) Financials pursuant to Regulation S-X -- Incorporated by reference to Form 10-K for the fiscal year ended December 31, 2006 (File No 033-03094), as filed with the Commission on April 2, 2007 (Accession No. 0000950123-07-004885) and by reference to Form 10-Q for the period ended September 30, 2007 (File No. 033-03094), as filed with the Commission on November 13, 2007 (Accession No. 0000950123-07-015342).

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

1. To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

     i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

     iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on December 7, 2007.

                    MetLife Insurance Company of Connecticut
                                  (Registrant)

By:  /s/  BENNETT KLEINBERG

Vice President & Actuary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 7, 2007.



          /s/ *MICHAEL K. FARRELL                   Director and President
-----------------------------------------------
              (Michael K. Farrell)

          /s/ *WILLIAM J. MULLANEY                  Director
-----------------------------------------------
             (William J. Mullaney)

             /s/ *LISA M. WEBER                     Director
-----------------------------------------------
                (Lisa M. Weber)

           /s/ *STANLEY J. TALBI                    Executive Vice President and Chief Financial
-----------------------------------------------        Officer
               (Stanley J. Talbi)

        /s/ *JOSEPH J. PROCHASKA, JR                Executive Vice President and Chief
-----------------------------------------------        Accounting Officer
           (Joseph J. Prochaska, Jr.)

*By:            /s/ MYRA L. SAUL
     ------------------------------------------
         Myra L. Saul, Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER   DESCRIPTION
-------   -----------
1(b)      Resolution of Board of Directors of MetLife Insurance Company of
          Connecticut with Agreement and Plan of Merger.

4(b)      Merger Endorsement.

5         Opinion and consent of Counsel.

23        Consent of Deloitte & Touche LLP, Independent Registered Public
          Accounting Firm.

24.       Powers of Attorney.